EXHIBIT 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 17th day of September, 2010, between Phoenix Footwear Group, Inc. (the “Company”), and James R. Riedman (the “Executive”) and amends that certain Employment Agreement between the Company and Executive dated August 6, 2008 (the “Original Employment Agreement”).

WHEREAS, on September 17, 2010, the Board of Directors of the Company appointed Executive as President and Chief Executive Officer and the parties wish to amend the Original Employment Agreement to reflect this new position.

In consideration of the promises and covenants set forth below, the parties hereto agree to amend the Original Employment Agreement as follows:

1. Subsections (a) and (b) of Section 3 of the Original Employment Agreement are amended and restated in their entirety as follows:

“3. Position and Duties.

(a) Chairman of the Board, President and Chief Executive Officer. Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company or such other position or positions as may be agreed upon by Executive and the Company’s Board of Directors.

(b) Duties. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all of his business time, attention and efforts exclusively to the business of the Company and its related entities and shall have such duties as set forth in the Company’s By-Laws, as may be amended from time to time. Executive shall industriously perform his duties under the supervision of and report to the Board of Directors of the Company and shall accept and comply with all directions from and all policies established from time to time by the Board of Directors of the Company. Executive’s areas of emphasis, working closing with the CEO (if a separate person shall be appointed), shall include, without limitation, responsibility for the Company’s: strategic planning, investor relations, banking and financing related relationships, acquisitions and divestures and acting as liaison between the Company’s management and the Board of Directors and such other duties as may from time to time be prescribed by the Board of Directors of the Company. Executive shall promote the trade and business of the Company and its related entities to the best of his ability and shall adhere to the Company’s policies and procedures applicable to the Company’s employees generally.”

2. Except as expressly set forth herein, all of the terms and provisions of the Original Employment Agreement are and shall remain in full force and effect, and the parties shall continue to be bound by all of such terms and provisions. The amendments provided for herein are limited to the specific sections of the Original Employment Agreement specified herein. This Amendment may not be modified or waived except by a written instrument signed by the party against whom enforcement of the modification or waiver is asserted.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PHOENIX FOOTWEAR GROUP, INC.		EXECUTIVE

By:	/s/ Dennis T. Nelson	/s/ James R. Riedman
Name:	Dennis T. Nelson	James R. Riedman
Title:	Chief Financial Officer